Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated January 23, 2012 and made effective as of January 1, 2012 (the “Effective Date”) between Orbit International Corp., a Delaware corporation (the “Company), and David Goldman (“Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to enter into this Employment Agreement with the Employee and the Employee desires to be employed by the Company on the terms and conditions set forth in this Employment Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants herein contained, hereby agree as follows:

1.           Term of Employment.  Subject to the terms and conditions hereinafter set forth, the Company shall employ Employee and Employee shall be employed by the Company, for an employment term commencing as of the Effective Date and terminating three years from the Effective Date, unless sooner terminated pursuant to the provisions of Sections 8 hereof  (the “Term”).

2.           Scope of Employment.  During the Term, Employee shall be employed as Chief Financial Officer of the Company and shall perform such duties customarily expected to be performed by such officer.  In addition, Employee shall faithfully render and perform such other reasonable executive and managerial services as may be assigned to him, from time to time, by or under the authority of the Board of Directors or the Chief Executive Officer of the Company.

 Employee will devote his full business time and efforts to the business and affairs of the Company, as now or hereafter conducted, and shall be at all times subject to the direction and control of the Board of Directors and Chief Executive Officer of the Company.  Employee shall render such services to the best of his ability and shall use his best efforts to promote the interests of the Company.  Employee will not engage in any capacity or activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company.

3.           Location of Employment.  Employee shall render services primarily at the Company’s offices that are located in Hauppauge, New York.  Notwithstanding the foregoing, Employee acknowledges and agrees that Employee’s duties hereunder from time-to-time may include such reasonable travel outside of Hauppauge, New York consistent with past practices of the Company, as the performance of Employee’s duties may require.

4.           Compensation.

  (a)  As full compensation for all services provided for herein, the Company will pay, or cause to be paid, to Employee, and Employee will accept, a base salary during the Term at an annual rate of One Hundred Fifty-Six Thousand Dollars ($156,000) provided that as of each anniversary of the date of this Agreement, the base salary shall be increased (as increased from time to time, the “Base Salary”) by an amount equal to the annual percentage increase in the “All-Urban” consumer price index published by the United States Bureau of Labor Statistics for the New York Metropolitan area for the preceding 12-month period (or, if such index is no longer published, by an amount equal to the annual percentage increase in the most closely comparable index). The Board of Directors shall review Employee’s performance annually and may, in its sole discretion, increase such salary by an amount greater than that provided for in the preceding sentence.  The Base Salary shall be paid in regular installments in accordance with the Company’s usual paying practices, but not less frequently than monthly.

  (b)  Employee shall also receive a car allowance of Five Hundred ($500) per month.

      (c)  During the Term, Executive shall be eligible to participate in the Company’s Executive Annual Incentive Plan, or such other individual annual incentive arrangement for Executive’s benefit approved by the Company’s Compensation Committee (the “AIP”). Pursuant to such AIP, for each year during the Term, Executive’s annual target incentive will be Forty Thousand Dollars ($40,000), with an incentive range of Zero Dollars ($0) to Eighty Thousand Dollars ($80,000) annually (the “Annual Incentive”). The Company shall make payment of the Annual Incentive in a lump sum payment consistent with the terms of the AIP on or before March 15th following each year during the Term for which such Annual Incentive is earned, subject to the release of the Company’s audited financial statements. Executive’s Annual Incentive will be based on strategic objectives submitted to and approved by the Board each year during the Term.  Executive’s Annual Incentive will be subject to all appropriate legally required tax deductions.  In the event that Employee’s bonus under the AIP would otherwise be Zero Dollars ($0), the Company’s Chief Executive Officer may, in his sole and absolute discretion, award Employee a discretionary bonus of up to Five Thousand Dollars ($5,000).

  (d)  The Base Salary and any bonus payments will be subject to such deductions by the Company as the Company is from time to time required to make pursuant to law, government regulations or order or by agreement with, or consent of, Employee.  Such payments may be made by check or checks of the Company or any of its parent, subsidiaries or affiliates as the Company may, from time to time, find proper and appropriate.

5.           Vacation.  Employee shall be entitled to vacations in accordance with the Company’s prevailing policy for its operating executives.

6.           Benefits.

  (a)  During the Term, Employee shall be entitled to participate in all group life insurance, group disability insurance, medical and hospitalization plans, pension and profit sharing plans as are presently being offered by the Company or which may hereafter, during the Term, be offered to its non-executive employees on a company wide basis.

  (b)  During the Term, the Company shall, upon presentation of appropriate invoices or receipts, as applicable, pay or reimburse Employee for all premiums (net of all policy dividends) in connection with a One Million Dollar ($1,000,000) term life insurance policy on Employee’s life, up to a maximum amount of One Thousand Five Hundred Dollars ($1,500) per year.

  (c)  From and after the date of this Employment Agreement the terms  “compensation” as used in any pension or profit sharing plan maintained by the Company shall include only the Base Salary (exclusive of any bonus payments) payable hereunder.

7.           Expenses.  Employee shall be entitled to reimbursement by the Company for reasonable expenses actually incurred by him on its behalf, in the course of his employment by the Company, upon the presentation by Employee, from time to time, of an itemized account of such expenditures together with such vouchers and other receipts as the Company may request, in accordance with Company policy and Internal Revenue Service regulations.

8.           Termination.

  (a)  Disability.  If, during the Term, Employee shall be unable, for a period of more than six (6) consecutive months or for periods aggregating more than twenty (20) weeks in any fifty-two (52) consecutive weeks to perform the services provided for herein as a result of illness, incapacity or a physical or other disability of any nature, the Company may, upon not less than thirty (30) days’ notice, terminate Employee’s employment hereunder.  The Company shall pay to Employee, or his legal representatives, compensation as specified in Paragraph 4 hereof to the end of the month in which such termination occurs, provided, however, that Employee shall not be eligible to receive any Annual Incentive with respect to the calendar year in which his employment terminated.  Employee shall be considered unable to perform the services provided for herein if he is unable to attend to the normal duties required of him, as determined in good faith by the Board.  Upon completion of the termination payments provided for in this paragraph, all of the Company’s obligations to pay compensation under this Employment Agreement shall cease.

  (b) Death.  If Employee shall die during the Term, this Employment Agreement shall terminate at the end of the month in which Employee’s death takes place and Employee’s estate shall continue to receive the compensation specified in Paragraph 3 hereof until the end of such month and Employee’s family’s coverage under the Company’s medical and hospitalization plan will continue for a period of six (6) months thereafter, without prejudice to the rights of Employee (and his covered dependents) under section 4980B of the Internal Revenue Code.  The Annual Incentive with respect to the calendar year in which Employee’s death occurs shall be pro-rated through the date of Employee’s death.  Such Annual Incentive, if any, shall be based upon the approved objectives, as set forth in Section 4(c) hereof, as determined by the Board.  Payment shall be made on or before March 15 of the calendar year following Employee’s death, subject to the release of the Company’s audited financial statements.

  (c)  For Cause.  In addition to the provisions for the cancellation and/or termination hereof hereinabove provided, the Company may, at any time and in its sole discretion, terminate and/or cancel this Employment Agreement for Cause (as hereinafter defined) by sending notice to the Employee of its intention to so cancel and/or terminate.  Cancellation and/or termination under this paragraph shall become effective within ten (10) business days of the receipt of notice under this paragraph, without Employee having any recourse against the Company for damages.

For purposes of this Employment Agreement, “Cause” shall be defined to mean (i) fraud, dishonesty or similar malfeasance, (ii) substantial refusal to comply or default in complying with the Company’s reasonable directions and/or failure to comply or perform any of the material terms and/or obligations of this Employment Agreement and such refusal, default or failure continues for a period of more than ten  (10) days after receipt by Employee of notice from the Company setting forth in reasonable detail the activity by the Employee which the Company deems to be cause for termination of this Employment Agreement, (iii) Employee’s alcohol or drug abuse, or (iv) Employee’s indictment for, or a plea of nolo contendere to, a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude.

  (d)  Termination Due to Sale of Assets or Merger.  If (i) the Company sells all or substantially all of its assets and this Agreement is not expressly assumed by the purchaser or (ii) this Agreement does not remain an obligation of the Company or its successor in any merger, consolidation or other similar agreement, Executive shall be deemed to have been terminated without Cause and shall be entitled to receive an amount equal to the unpaid Base Salary for the remainder of the Term or for a period of one (1) year following such termination, whichever amount is greater.  Said amount will be payable in full within thirty (30) days of termination.  The Annual Incentive with respect to the calendar year in which such termination without Cause occurs shall be pro-rated through the date of termination.  Such Annual Incentive, if any, shall be based upon the approved objectives, as set forth in Section 4(c) hereof, as determined by the Board.  Payment shall be made on or before March 15 of the calendar year following termination, subject to the release of the Company’s audited financial statements.

9.           Disclosure.  Employee will not at any time, directly or indirectly, disclose or furnish to any other person, firm or corporation or use for his own benefit:

  (a)  any confidential non-public information concerning the methods of conducting or obtaining business, of manufacturing or advertising products, or of obtaining customers;

  (b)  any confidential non-public information acquired by him during the course of his employment by the Company, including without limiting the generality of the foregoing, the name of any customers or prospective customers of, or any person, firm or corporation who or which have or shall have traded or dealt with, the Company (whether such customers have been obtained by Employee or otherwise); and/or

  (c)  any confidential non-public information relating to the products, designs, processes, discoveries, materials, ideas, creations, inventions or properties of the Company.

10.         Covenants Not to Compete.

  (a)  During the Term, and for a period of one (1) year thereafter, Employee agrees not to engage, directly or indirectly, in any business which is competitive with the business now or at any time during the Term conducted by the Company or any of its subsidiaries.

  (b)  During the Term, and for a period of one (1) year thereafter, Employee agrees not to directly or indirectly, on behalf of himself or any business in which he may, directly or indirectly, be engaged, recruit, solicit, induce (or attempt to induce), or have any part in, the diversion of any of the Company’s employees or sales representatives from their relationships with the Company or retain or employ any of the Company’s employees or sales representatives.

  (c)  In addition, Employee shall not at any time, during or after the termination of this Employment Agreement, engage in any business which uses as its name, in whole or in part, Orbit International, or any other name used by the Company or any of its subsidiaries during or prior to the Term.

  For the purpose of this Paragraph 10, Employee will be deemed directly or indirectly engaged in a business if he participates in such business as stockholder, proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent or if he controls such business.  Employee shall not for purposes of this paragraph be deemed a stockholder or lender if he holds less than five (5%) percent of the outstanding equity or debt of any publicly owned corporation engaged in the same or similar business to that of the Company or any of its subsidiaries, provided that Employee shall not be in a control position with regard to such corporation.

11.         Inventions.  As between Employee and the Company, all products, designs, processes, discoveries, materials, ideas, creations, inventions and properties, whether or not furnished by Employee, created, developed, invented, or used in connection with Employee’s employment hereunder or prior to this Employment Agreement, will be the sole and absolute property of the Company for any and all purposes whatever in perpetuity, whether or not conceived, discovered and/or developed during regular working hours.  Employee will not have, and will not claim to have, under this Employment Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to any such products, designs, processes, discoveries, materials, ideas, creations, inventions and properties.

12.         Arbitration.  Any controversy arising out of or relating to this Employment Agreement, including any modification or amendment thereof, shall be resolved by arbitration, pursuant to the rules then obtaining of the American Arbitration Association.  The parties agree that the arbitrators sitting in any controversy shall have no power to alter or modify any express provision of this Employment Agreement, or to make any award which by its terms effects such alteration or modification.  The parties consent to the application of the New York or Federal Arbitration Statutes and to the jurisdiction of the Supreme Court of the State of New York, and of the United States District Court of the Eastern District of New York, for judgment on an award and for all other purposes in connection with said arbitration and further consent that any notice, process or notice of motion or other application to either of said Courts or Judges thereof, or of any notice in connection with any arbitration hereunder, may be served in or out of the State or Eastern District of New York by certified or  registered mail, return receipt requested, or by personal service, provided a reasonable time for appearance is allowed, or in such other manner as may be permitted under the rules of the American Arbitration Association or of either of said Courts.  Judgment upon the award rendered may be entered by any Court having jurisdiction.  Any provisional remedy which, but for this provision to arbitrate disputes, would be available at law, shall be available to the parties hereto pending the final word of the arbitrators.

13.         Injunctive Relief.  The parties hereto recognize that irreparable damage may result to the Company and its business and properties if Employee fails or refuses to perform his obligations under this Employment Agreement and that the remedy at law for any such failure or refusal may be inadequate.  Accordingly, notwithstanding the provisions of Paragraph 12 hereof to arbitrate disputes arising hereunder, it is understood that the Company has not waived its rights to seek any provisional remedies (including, without limitation, injunctive relief) and damages.  The institution of any arbitration proceedings shall not bar injunctive relief, or any other provisional remedy, pending the final award of the arbitrators.

14.         Absence of Restrictions.  Employee represents and warrants that he is not a party to any agreement or contract pursuant to which there is any restriction or limitation upon his entering into this Employment Agreement or performing the services called for by this Employment Agreement.

15.         Further Instruments.  Employee will execute and deliver all such other further instruments and documents as may be necessary, in the opinion of the Company, to carry out the purposes of this Employment Agreement, or to confirm, assign or convey to the Company any products, designs, processes, discoveries, materials, ideas, creations, inventions or   properties referred to in Paragraph 10 hereof, including the execution of all patent, design patent, copyright, trademark or trade name applications.

16.         Invalidity and Severability.  If any provisions of this Employment Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Employment Agreement, and, to that extent, the provisions of this Employment Agreement are intended to be and shall be deemed severable.  In particular and without limiting the foregoing sentence, if any provision of Paragraph 10 of this Employment Agreement shall be held to be invalid or unenforceable by reason of geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provisions and shall not affect or render invalid or unenforceable any other provisions of this Employment Agreement, and any such provision of this Employment Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as not to be invalid or unenforceable.

17.         Notices.  Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and if sent by registered or certified mail or telegram, as follows:

As to Employee:	David Goldman
130 Central Park Road
Plainview, NY 11803

As to the Company:	Orbit International Corp.
80 Cabot Court
Hauppauge, New York 11788
Attn: Chief Executive Officer

with a copy to:	Irvin Brum, Esq.
Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
Uniondale, NY 11556

 or to such other address as either party hereto may designate by notice given in accordance with this Employment Agreement.

18.         Assignment.  A party hereto may not assign this Employment Agreement or any rights or obligations hereunder without the consent of the other party hereto; provided, however, that upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger by the Company into, or the combination with, another corporation, this Employment Agreement will inure to the benefit of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger  or consolidation, as the case may be and the Company shall require any such person, firm or corporation to expressly assume the Company’s obligations and liabilities hereunder.  The provisions of this Employment Agreement where applicable are binding upon the heirs of Employee and upon the successors and assigns of the parties hereto.

19.         Waiver of Breach.  Waiver by either party of a breach of any provision of this Employment Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

20.         Entire Employment Agreement.  This document contains the entire agreement of the parties as to the subject matter hereof and supersedes and replaces all prior oral or written agreements between the parties.  This Agreement may not be changed orally, but only by an Employment Agreement Amendment in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

21.         Applicable Law.  This Employment Agreement shall be construed in accordance with the laws of New York.

22.         Independent Counsel.  Employee acknowledges that he has been or has had the opportunity to be represented by independent counsel and that he has not been represented in connection with this Agreement by Ruskin Moscou Faltischek, P.C., which has represented only the Company in connection herewith.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

ORBIT INTERNATIONAL CORP.

By:	/s/ Mitchell Binder
Mitchell Binder
Chief Executive Officer

/s/ David Goldman
David Goldman